FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                          FILE NUMBER 333-61413



       SIXTEENTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 1998

                                4,185,124 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Sixteenth Prospectus Supplement (the "Fifteenth Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the
Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 12, 1998 (the "Third Prospectus Supplement"), the Fourth Prospectus Supplement dated November 18, 1998 (the "Fourth Prospectus Supplement"), the Fifth
Prospectus Supplement dated November 19, 1998 (the "Fifth Prospectus Supplement"), the Sixth Prospectus Supplement dated December 1, 1998 (the "Sixth Prospectus Supplement"), the Seventh Prospectus Supplement dated December 2, 1998 (the "Seventh Prospectus Supplement"), the Eighth Prospectus Supplement dated December 4, 1998 (the "Eighth Prospectus Supplement"), the Ninth Supplement dated December 21, 1998 (the "Ninth Prospectus Supplement"), the Tenth Prospectus Supplement dated December 28, 1998 (the "Tenth Prospectus Supplement"), the Eleventh Prospectus Supplement dated January 14, 1999 (the "Eleventh Prospectus"), the Twelfth Prospectus Supplement dated February 12, 1999 (the "Twelfth Prospectus Supplement"), the Thirteenth Prospectus Supplement dated March 2, 1999 (the "Thirteenth Prospectus Supplement"), the Fourteenth Prospectus Supplement dated March 25, 1999 (the "Fourteenth Prospectus
Supplement") and the Fifteenth Prospectus Supplement dated April 27, 1999 (the "Fifteenth Prospectus") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 4,185,124 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WhoWhere? Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth


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Prospectus  Supplement,   the  Eleventh  Prospectus   Supplement,   the  Twelfth
Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement and the Fifteenth Prospectus Supplement are hereby supplemented to reflect the gift made by Jeremy Jaech & Linda Jaech JTTEN to United Way of King County in the amount of 2,150 shares after the date of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth
Prospectus Supplement and the Fifteenth Prospectus Supplement. This Sixteenth Prospectus Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth
Prospectus  Supplement,   the  Eleventh  Prospectus   Supplement,   the  Twelfth
Prospectus Supplement, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement and the Fifteenth Prospectus Supplement, and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus
Supplement,   the  Twelfth  Prospectus  Supplement,  the  Thirteenth  Prospectus
Supplement,  the Fourteenth  Prospectus  Supplement and the Fifteenth Prospectus
Supplement,   except  to  the  extent  that  the  information  herein  contained supersedes the information contained in the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement, the Fourth Prospectus Supplement, the Fifth Prospectus Supplement, the Sixth Prospectus Supplement, the Seventh Prospectus Supplement, the Eighth Prospectus Supplement, the Ninth Prospectus Supplement, the Tenth Prospectus Supplement, the Eleventh Prospectus Supplement, the Twelfth Prospectus, the Thirteenth Prospectus Supplement, the Fourteenth Prospectus Supplement and the Fifteenth
Prospectus Supplement. Capitalized terms used in this Sixteenth Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.




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        THE DATE OF THIS SIXTEENTH PROSPECTUS SUPPLEMENT IS JUNE 16, 1999

                              SELLING STOCKHOLDERS

         On June 8, 1999, two thousand one hundred fifty (2,150) of the Shares beneficially owned by Jeremy Jaech & Linda Jaech JTTEN reflected in the Prospectus and the supplements thereto were gifted to the United Way of King County. The table of Selling Stockholders in the Prospectus and the supplements thereto are hereby amended to reflect such gift and supplemented to specifically include Shares received in such gift.